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                                                                    Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement of Puget Sound Energy, Inc. (formerly Puget Sound Power & Light Company) on Form S-4 (File No. 333- ) of our reports dated February 12, 1997, on our audits of the consolidated financial statements and financial statement schedule of Puget Sound Energy, Inc. as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, which reports are included in the Company's current report on Form 8-K, dated October 23, 1997 and in the Company's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the reference to our Firm under the caption "Experts."

COOPERS & LYBRAND L.L.P.

Seattle, Washington
October 23, 1997